Exhibit 10.6

April 12, 2017

Dear Pavel,

We’re delighted to extend this offer of employment for the position of Chief Technology Officer with Kubient. Please review this summary of terms and conditions for your anticipated employment with us.

If you accept this offer, your start date will be April 16, 2018 or another mutually agreed upon date and you would report to Paul Roberts.

Please find below the terms and conditions of your employment, should you accept this offer letter:

Position. This is a full-time position. While you are employed at this Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) except as agreed in writing by the Company. By signing this letter of agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Compensation. The Company will pay you a starting salary at the rate of $200,000.00 [Gross annual salary] per year, payable monthly.

As part of your compensation, you will be paid a quarterly bonus of 8% of all “Net Revenue” (the “Net Revenue Bonus”) generated via introductions you make to Kubient. “Net Revenue” shall be calculated as gross revenue paid to Kubient minus the direct costs and overhead associated with such revenue we receive.

Each partner introduction shall be paid for a period of 18 months from first date of revenue received from each applicable partner you introduce.

Equity

The company will issue you 250,000 warrants upon acceptance of this offer and the commencement of your employment with Kubient.

As part of your employment, you will be directly responsible to achieve certain milestones as described below., Kubient also issues an additional 750,000 warrants which shall vest at the time the following milestones are achieved:

-	Company gross revenue of $500,000 per month for 3 consecutive calendar months
-	Introduce and fully integrate 3 video demand side platforms and
-	Introduce and fully integrate 5 video supply side platforms.

You will be eligible to participate in our employee option plan that shall issue you 200,000 options that vest over the course of 36 months. The terms of your options are outlined in our 2017 Equity Incentive Plan and are issued pursuant to a standard agreement you will need to sign. The exercise price of the warrants and the options is $.55 per share. Upon the termination of your employment any unvested warrants or options shall automatically terminate.

111 West 28th Street New York, NY 10001

www.Kubient.com

Hours and Compensation. This is a full-time position as an officer of the Company requiring a minimum of 40 hours per week.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation for 3 weeks in accordance with the Company's vacation policy.

The Company offers a comprehensive employee benefits program, including:

•	Participation with Oxford Health Insurance with employee paying 30% of cost
•	Participation in company 401K program
•	Reimbursements to include: approved travel expenses

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Termination. The Company reserves the right to terminate employment of any employee for any reason at any time without notice and without payment in lieu of notice. Upon termination of your employment the Company you will be paid your salary up to the date of termination and for two months thereafter and any of the benefits provided to you by the Company shall terminate on that date, except as provided by law, as in the case of COBRA benefits. As stated above, all unvested options and warrants shall terminate and your vested options shall terminate as provided in the Plan. Your Net Revenue Bonus shall continue for a period of the earlier of (i) 18 months from the date they commenced or (ii) three months from the date of the termination of your employment. In order to be eligible for the continued payments outlined above you and the Company shall execute mutual releases and agree that neither of you will disparage the other after such termination.

Proprietary Information and Inventions Agreement. You will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement.

Privacy. You are required to observe and uphold all of the Company's privacy policies and procedures as implemented or varied from time to time. Collection, storage, access to and dissemination of employee personal information will be in accordance with privacy legislation.

Tax Matters.

Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Interpretation, Amendment and Enforcement. This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL, SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW. YOU AND WE AGREE TO EXCLUSIVE VENUE IN THE COURTS OF NEW YORK COUNTY, NEW YORK.

You may indicate your agreement with these terms and accept this offer by signing and dating this agreement on or before April 16. 2017

Sincerely,

Paul Roberts

Signatures:
/s/ Paul Roberts
Company Representative
Paul Roberts
Company Representative
04/16/18
Date

/s/ Pavel Medvedev
Applicant (Sign)
Pavel Medvedev
Applicant (Print)
04/16/18
Date

111 West 28th Street New York, NY 10001

www.Kubient.com